EXHIBIT 99.1

The table below specifies the date of the transaction, number of shares, weighted-average price per share and range of price per share of the common shares of the Issuer sold by Cascade in market transactions from August 7, 2021. Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares sold at each separate price.

	Number of	Weighted-Average	Range of Price per Share
Date of Sale	Shares Sold	Price per Share	Low	High
September 24, 2021	58,099	124.0156	123.43	124.24
September 27, 2021	198,461	125.0706	124.35	125.34
September 27, 2021	24,283	125.5722	125.35	125.82
September 28, 2021	62,362	122.5991	121.90	122.88
September 28, 2021	69,412	123.3118	122.90	123.84
September 28, 2021	26,480	124.78	124.78	124.78
September 29, 2021	46,857	126.3292	126.11	126.58
September 29, 2021	88,087	127.5765	127.17	127.92
September 29, 2021	17,328	128.8022	128.18	129.10
September 29, 2021	31,511	129.3141	129.29	129.46
September 30, 2021	17,817	122.3050	121.71	122.70
September 30, 2021	11,662	122.8632	122.71	123.13
September 30, 2021	3,196	127.3855	127.24	127.64
September 30, 2021	100	127.77	127.77	127.77
October 1, 2021	6,776	117.3487	116.83	117.81
October 1, 2021	10,650	118.3545	117.86	118.81
October 1, 2021	28,185	119.4396	118.85	119.81
October 1, 2021	13,488	120.2927	119.83	120.78
October 1, 2021	1,200	121.5407	121.27	121.61
October 4, 2021	20,562	120.1621	119.59	120.57
October 4, 2021	2,941	120.7975	120.59	120.99